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(COOPERS & LYBRAND L.L.P. LETTERHEAD)
                                                                 Exhibit 23








                      CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the incorporation by reference in the registration statements of Humana Inc. on Form S-8 (Registration No. 2-39061, No. 2-79239, No. 2-96154, No. 33-33072, No. 33-49305, No. 33-52593 and No. 33-54455), of
our report dated February 13, 1995, which includes an explanatory paragraph relating to a change in 1993 in the method of accounting for certain investments in debt and equity securities, on our audits of the consolidated financial statements and financial statement schedules of Humana Inc. as of December 31, 1994 and 1993, and for the years ended December 31, 1994, 1993, and 1992, which report is incorporated by reference in this Annual Report on Form 10-K.



COOPERS & LYBRAND L.L.P.
Louisville, Kentucky
March 30, 1995